Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

This Schedule A-1 is part of the Consulting Agreement (the “Agreement”), dated July 18, 2023, entered into by and between Ultimus Managers Trust (the “Trust”) and Northern Lights Compliance Services, LLC (“NLCS”). Capitalized terms used herein that are not otherwise defined shall have the same meanings ascribed to them in the Agreement.

1.	Standard Service Fees:

Annual fee of $22,000 for the first Fund in each Fund Family, $5,500 for each additional Fund in the same Fund Family, and $7,500 for each sub-adviser. The term “Fund Family” refers to all Funds in the Trust with the same investment adviser.

PLUS:

•	½ basis points (0.005%) per annum of each Fund's net assets over $500 million up to

$1.5 billion; and

•	¼ basis points (0.0025%) per annum of each Fund's net assets over $1.5 billion up to

$3 billon; and

•	⅛ basis points (0.00125%) per annum of each Fund's net assets over $3 billion.

Basis point fees are expressed as annual percentage rates, but shall accrue quarterly, with net asset values determined as of the last day of the preceding quarter.

On each anniversary date of the Agreement, NLCS will increase the base fees listed in Section 1 above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally adjusted)1 plus 1.5%.

Notwithstanding the foregoing, all Funds identified with an “*” on Schedule C to the Agreement shall be “Grandfathered Funds” and shall be subject to the fees described in the applicable fee schedule attached hereto, plus itemized fees as follows. For the avoidance of doubt, Grandfathered Funds shall not be subject to the annual Consumer Price Index adjustment.

2.	Due Diligence Fee:

A one-time fee of $3,000 for each initial site visit to an adviser or sub-adviser to a Fund for due diligence and onboarding purposes.

For non-adviser Service Providers to a Fund (e.g., administrator, transfer agent, pricing and liquidity vendors, etc.), NLCS will bill the Trust a one-time fee of $1,500 for initial due diligence visits, to the extent deemed necessary by the chief compliance officer, to any such Service Provider. This fee is waived where Ultimus is the Service Provider.

1 Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

If the Board requires NLCS to perform a heightened level of diligence with respect to a Fund’s investment adviser or any sub-adviser (i.e., work which, in NLCS’s sole determination, is outside the scope of its standard due diligence processes) or an investment adviser otherwise requests that NLCS perform a heightened level of diligence and NLCS agrees to do so, NLCS will charge an enhanced due diligence fee equal to $1,000 per month for so long as NLCS performs such heightened diligence.

3.	Procedures Development and Review: (Not applicable.)

4.	Additional Service Fees:
•	Complex Fund Fee. NLCS will charge an annual fee of $5,000 for each Fund as agreed to by the Board that, as related to compliance with Federal Securities Laws, requires additional oversight or man hours or that generally pose heightened risk or compliance concerns, and may include Funds that:
o	have securities that require fair valuation;
o	invest in derivatives subject to Rule 18f-4;
o	invest in, directly or indirectly, commodities, real estate or other non-passive investments that produce bad income;
o	invest in wholly-owned subsidiaries, domestic or foreign;
o	invest in hedge funds or private equity, private placements or private unsecuritized loans;
o	are interval funds under Rule 23c-3 under the Investment Company Act;
o	have major service providers that are not regulated entities;
o	have more than one service provider that is not an investment adviser/sub-adviser;
o	have service providers that are affiliates of the Fund or affiliates of other service providers;
o	have other unusual contractual arrangements;
o	have multiple sub-advisers;
o	are exchange traded funds; or
o	are affiliated funds of funds.

The following Funds shall be subject to the Complex Fund fee:

Complex Funds:
Adler Value Fund (fee waived)
Q3 All-Season Active Rotation ETF (fee waived)
Q3 All-Season Tactical Advantage ETF (fee waived)
Wavelength Fund (fee waived)
Westwood Alternative Income Fund (fee waived)
Westwood Broadmark Tactical Growth Fund (fee waived)
Westwood Broadmark Tactical Plus Fund (fee waived)
Westwood Enhanced Alternative Income ETF
Westwood Enhanced Income Opportunity ETF
Westwood Enhanced Multi-Asset Income ETF

Westwood LBRTY Emerging Markets Equity ETF
Westwood LBRTY International ETF
Westwood Salient Enhanced Energy Income ETF
Westwood Salient Enhanced Midstream Income ETF
Westwood Salient Enhanced Power & Infrastructure ETF
Westwood Salient MLP & Energy Infrastructure Fund (fee waived)

•	Extraordinary Services. NLCS will charge an hourly fee of $450 for all extraordinary services, which shall include, by way of example and without limitation, additional services required by the Board and agreed to by NLCS, or required by substantial new regulatory requirements not in existence at the time the parties entered into the Agreement.
5.	Liquidity Program Administration Fees:

Ongoing Fees:

The following ongoing fees will begin at contract approval and will be assessed on an annual basis.

•	Base annual fee for up to three Funds in one Fund Family: $4,500
•	Fee per Fund in Fund Family above three: $ 750
•	Fee per sub-adviser: $1,000

These fees shall be assessed for each additional adviser, sub-adviser, or Fund added to the Trust, except for Grandfathered Funds, which may be subject to separate charges in accordance with their respective agreements with Ultimus.

6.	Reimbursable Expenses:

The Trust agrees to reimburse NLCS for all reimbursable expenses incurred by NLCS in connection with the services provided to the Trust pursuant to the Agreement. Such expenses shall include, without limitation, expenses for travel, lodging, meals, visits to Trust Service Providers, access fees incurred by NLCS to set up advisers in our compliance management system, telephone calls, photocopying, binding, and shipping of compliance materials. Where the Trust’s Chief Compliance Officer or his/her designee makes a single visit to Service Providers for purposes not only of the Trust, but also for other NLCS clients that employ the same Service Providers, the Chief Compliance Officer will use his/her judgment to allocate such expenses proportionally among the Trust and such other clients.

7.	Payment Terms:

NLCS will invoice the Trust for all annualized fees owing to NLCS under the terms of the Agreement on a monthly basis in advance. Invoices for Extraordinary Services and reimbursable expenses will be billed on a monthly basis in arrears. Each NLCS invoice shall include the amount due and a brief description of the services rendered. The payment of all fees and the reimbursement of all reimbursable expenses shall be due and payable within thirty (30) days of receipt of an invoice from NLCS (the “Due Date”). Interest may accrue, at the maximum amount permitted by law, on any invoice balance that remains unpaid after its Due Date.

Signature page follows

IN WITNESS WHEREOF, the parties hereto have executed this Schedule A-1 to the Consulting Agreement effective April 29, 2026.

ULTIMUS MANAGERS TRUST By: /s/ Todd E. Heim Todd E. Heim President	NORTHERN LIGHTS COMPLIANCE SERVICES, LLC By: /s/ Martin R. Dean Martin R. Dean President

Westwood Alternative Income Fund

Westwood Broadmark Tactical Growth Fund

Westwood Broadmark Tactical Plus Fund

Westwood Multi-Asset Income Fund

Westwood Income Opportunity Fund

Westwood Quality AllCap Fund

Westwood Quality MidCap Fund

Westwood Quality SmallCap Fund

Westwood Quality SMid Cap Fund

Westwood Quality Value Fund

Westwood Salient MLP & Energy Infrastructure Fund

Westwood Real Estate Income Fund

For the services provided under the Agreement, NLCS shall be entitled to receive an annual fee of

$10,000 from the first Fund and an annual fee of $5,000 per each additional Fund listed on this Schedule A-2.

Adler Value Fund

Blue Current Global Dividend Fund

Blueprint Adaptive Growth Allocation Fund

Evolutionary Tree Innovators Fund

HVIA Equity Fund

Lyrical International Value Equity Fund

Lyrical U.S. Value Equity Fund

Marshfield Concentrated Opportunity Fund

Meehan Focus Fund

Q3 All-Season Systematic Opportunities Fund

Q3 All-Season Tactical Fund

Wavelength Fund

For the services provided under the Agreement, NLCS shall be entitled to receive an annual fee of

$12,000 from each Fund listed on this Schedule A-3, plus an asset-based fee of 0.01% per annum on average net assets of each series in excess of $100 million.

Nia Impact Solutions Fund

For the services provided under the Agreement, NLCS shall be entitled to receive an annual fee of

$15,000 from each Fund listed on this Schedule A-4, plus an asset-based fee of 0.01% per annum on average net assets of each series in excess of $100 million.

Q3 All-Season Active Rotation ETF

Q3 All-Season Tactical Advantage ETF

For the services provided under the Agreement, NLCS shall be entitled to receive an annual fee of

$16,000 from each Fund listed on this Schedule A-5, plus an asset-based fee of 0.01% per annum on average net assets of each series in excess of $100 million.

Westwood Salient Enhanced Midstream Income ETF

Westwood Salient Enhanced Energy Income ETF

Westwood LBRTY Emerging Markets Equity ETF

Westwood LBRTY International ETF

Westwood Enhanced Income Opportunity ETF

Westwood Enhanced Multi-Asset Income ETF

Westwood Enhanced Alternative Income ETF

Westwood Salient Enhanced Power & Infrastructure ETF

For the services provided under the Agreement, NLCS shall be entitled to receive an annual fee of

$10,500 from each Fund listed on this Schedule A-6 (such fee including the Complex Fund fee of

$5,000 per Fund) and an annual fee of $7,500 for each sub-adviser in a Fund.

Gwen Gosselink

Date Last Amended: April 29, 2026

Funds marked with an “*” are “Grandfathered Funds” for purposes of Schedule A of the Agreement)

Adler Value Fund*
Blue Current Global Dividend Fund*
Blueprint Adaptive Growth Allocation Fund*
Evolutionary Tree Innovators Fund*
HVIA Equity Fund*
Lyrical International Value Equity Fund*
Lyrical U.S. Value Equity Fund*
Marshfield Concentrated Opportunity Fund*
Meehan Focus Fund*
Nia Impact Solutions Fund*
Q3 All-Season Active Rotation ETF*
Q3 All-Season Systematic Opportunities Fund*
Q3 All-Season Tactical Advantage ETF*
Q3 All-Season Tactical Fund*
Wavelength Fund*
Westwood Alternative Income Fund*
Westwood Broadmark Tactical Growth Fund*
Westwood Broadmark Tactical Plus Fund*
Westwood Enhanced Alternative Income ETF*
Westwood Enhanced Income Opportunity ETF*
Westwood Enhanced Multi-Asset Income ETF*
Westwood Income Opportunity Fund*
Westwood LBRTY Emerging Markets Equity ETF*
Westwood LBRTY International ETF*
Westwood Multi-Asset Income Fund*
Westwood Quality AllCap Fund*
Westwood Quality MidCap Fund*
Westwood Quality SmallCap Fund*
Westwood Quality SMid Cap Fund*
Westwood Quality Value Fund*
Westwood Real Estate Income Fund*
Westwood Salient Enhanced Energy Income ETF*
Westwood Salient Enhanced Midstream Income ETF*
Westwood Salient Enhanced Power & Infrastructure ETF*
Westwood Salient MLP & Energy Infrastructure Fund*